EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-120292, No. 333-64081 and No. 333-90835) and Form S-3 (No. 333-56293) of Noven Pharmaceuticals, Inc. of our report dated July 3, 2007 relating to the audited financial statements of JDS Pharmaceuticals, LLC, which appear in this Form 8-K/A of Noven Pharmaceuticals, Inc.
/s/ BDO Seidman, LLP
October 26, 2007